SUBADVISORY TRANSFER AGREEMENT

              THIS TRANSFER AGREEMENT (the "Agreement"), dated as of October 1, 2005, is by and between Ameriprise Financial, Inc., a corporation organized under the laws of the State of Delaware (fka American Express Financial Corporation) (the "Transferor") and investment manager to the Fund(s) listed on Exhibit A (the "Fund(s)"), RiverSource Investments, LLC, a limited liability company organized under the laws of the State of Minnesota (fka American Express Asset Management Group Inc.) (the "Transferee"), and UBS Global Asset Management (Americas) Inc., a Delaware corporation, investment subadviser to the Fund(s) (the "Subadviser").

              WHEREAS, Transferor has entered into the investment management services agreement(s), as amended, supplemented or revised from time to time (the "Investment Management Agreement(s)"), with the Fund(s) listed on the attached Exhibit A, pursuant to which Transferor has provided investment management services to the Fund(s);

              WHEREAS, Transferor has entered into the subadvisory agreement(s) listed on Exhibit A, as such agreement(s) have been amended, supplemented or revised from time to time (the "Subadvisory Agreement(s)"), pursuant to which the Subadviser, subject to supervision by Transferor and the applicable Fund's(s') Board of Directors, has agreed to manage the investment operations and composition of all or a portion of such Fund's(s') assets;

              WHEREAS, Transferee is a wholly-owned subsidiary of Transferor;

              WHEREAS, Transferor is the managing member of Transferee;

              WHEREAS, Transferor, as part of a corporate restructuring, has determined to transfer the Investment Management Agreement(s) to Transferee pursuant to an investment management services transfer agreement, dated as of the date hereof, by and between Transferor and Transferee, and Transferee has agreed to assume the rights and obligations of Transferor under the Investment Management Agreement(s);

              WHEREAS, pursuant to this Agreement, Transferor has further determined to transfer the Subadvisory Agreement(s) to Transferee, and Transferee has determined to assume the rights and obligations of Transferor under the Subadvisory Agreement(s), as set forth herein;

              WHEREAS, Transferor has provided a copy of this Agreement, in the form set forth herein, to each of the Fund(s); and

              WHEREAS, the transfer of both the Investment Management Agreement(s) and the Subadvisory Agreement(s), pursuant to the investment management services transfer agreement and this Agreement, respectively, will not result in (a) a change of actual control or management of the investment adviser to the Fund(s); (b) a material change in the nature or the level of actual investment management services provided to the Fund(s); or (c) a change in the investment management personnel who manage the assets of the Fund(s) and, therefore, is not an assignment for purposes of the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

              NOW, THEREFORE, for and in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

              1. Transfer. Effective as of the date of this Agreement, Transferor hereby assigns and transfers (collectively, the "Transfer") to Transferee all of Transferor's right, title, benefit, privileges and interest in and to, and all of Transferor's burdens, obligations and liabilities in connection with, the Subadvisory Agreement(s), and Subadviser hereby consents to such Transfer; provided, however, that Transferor is not transferring or assigning, and shall remain responsible for, all liabilities that Transferor otherwise would have had but for the Transfer arising out of or otherwise relating to Transferor's performance under the Subadvisory Agreement(s) prior to the date of this Agreement. Transferee hereby accepts the Transfer and assumes and agrees to observe and perform all of the duties, obligations, terms, provisions and covenants, and to pay and discharge all of the liabilities of Transferor to be observed, performed, paid or discharged from and after the date of this Agreement, in connection with the Subadvisory Agreement(s). Except as provided herein, the Subadvisory Agreement(s) shall have the same force and effect as if such agreements were executed by and between Transferee and Subadviser.

              2. Prior Notice. Transferor confirms that it has previously provided notice of the proposed Transfer and a copy of this Agreement to the Fund(s).

              3. Counterparts. This Agreement may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.

              4. Entire Agreement; Amendment. This Agreement sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated hereby and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto.

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW.]

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the date and year first above written.



                             AMERIPRISE FINANCIAL, INC.


                             By: /s/ Paula R. Meyer
                                 ----------------------
                             Name:   Paula R. Meyer
                             Title:  Senior Vice President and Managing Director


                             RIVERSOURCE INVESTMENTS, LLC


                             By: /s/ Paula R. Meyer
                                 ----------------------
                             Name:   Paula R. Meyer
                             Title:  Senior Vice President and Managing Director


                             UBS GLOBAL ASSET MANAGEMENT
                             (AMERICAS) INC.


                             By: /s/ Mark F. Kemper
                                 -------------------------
                             Name:   Mark F. Kemper
                             Title:  Executive Director & Secretary


                             By: /s/ Michael J. Calhoun
                                 -------------------------
                             Name:   Michael J. Calhoun
                             Title:  Assistant Secretary

                                                            EXHIBIT A

                                            Fund(s) and Subadvisory Agreement(s)

------------------------------------- --------------------------------------------------- ------------------------------------
             Registrant                                      Fund                                Agreement/ Amendment
------------------------------------- --------------------------------------------------- ------------------------------------
AXP Strategy Series, Inc.             RiverSource Small Cap Growth Fund                   Agreement dated July 21, 2003, by
                                                                                          and between UBS Global Asset
                                                                                          Management (Americas) Inc. and
                                                                                          AEFC.
------------------------------------- --------------------------------------------------- ------------------------------------